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QUALSTAR CORPORATION
(Name of Registrant as Specified in Its Charter)

BKF Capital Group, Inc.
Steven N. Bronson

Alan B. Howe

Sean M. Leder

Dale E. Wallis

David J. Wolenski
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BKF Capital Issues Stop, Look and Listen Letter To Qualstar Shareholders

Boca Raton, Florida, June 5, 2013 – BKF Capital Group, Inc. (OTCQB – “BKFG”), the second largest shareholder of Qualstar Corporation, announced today that it issued an open letter urging shareholders of Qualstar Corporation (NASDAQ — “QBAK”) to STOP, LOOK and LISTEN before taking any action in response to the Company’s solicitation of proxies for the 2013 Annual Meeting of Shareholders. The complete text of the letter to shareholders follows:

BKF CAPITAL GROUP, INC.

225 N.E. Mizner Blvd., Suite 400

Boca Raton, FL 33432

Phone 561.362.4199

Fax 561.363.4722

June 4, 2013

AN IMPORTANT MESSAGE FROM:
BKF CAPITAL GROUP, INC.

TO: FELLOW SHAREHOLDERS OF
QUALSTAR CORPORATION

BKF Capital Urges Qualstar Shareholders to Look for the GOLD Proxy Card
For The Qualstar 2013 Annual Meeting

Dear Fellow Qualstar Shareholder:

At some point in the near future, you should receive a proxy statement from Qualstar Corporation in connection with its 2013 Annual Meeting. Qualstar will seek your vote for the election of current directors to the board. BKF Capital Group, Inc. will be running its own slate of highly qualified candidates to the board. We strongly urge you NOT to vote any proxy card sent to you by the Company, and to wait for BKF Capital’s proxy materials and GOLD proxy card.

Due to our continued frustration with the performance of Qualstar, BKF Capital is nominating five directors to be elected to Qualstar’s board. BKF Capital is seeking your support to elect our slate of directors, who have significant financial, managerial, operational, and electronics industry experience, and who will owe their allegiance to the shareholders of Qualstar.

The board of Directors of Qualstar may have turned over since then, but nothing has changed in Qualstar’s continuing to suffer net losses, declining revenues and a declining share price. In the first nine months of fiscal 2013, revenues are down almost 24% year over year and the Company has recorded a net loss of $6.9 million. And Mr. Firestone continues to serve as CEO.

BKF Capital is the second largest shareholder of Qualstar’s stock. Our interest is in building shareholder value, in which we will share proportionately with all other shareholders; as such our interests are directly aligned with yours. BKF Capital has invested approximately $3.8 million in Qualstar. In contrast, Qualstar’s current CEO, Lawrence Firestone, has only invested $3,400, and Qualstar’s nominees are reported by the Company to own in total 5,000 shares of stock.

We urge you to read BKF Capital’s proxy materials before you vote.

Notice: BKF Capital’s PROXY CARD for the 2013 Annual Meeting will be GOLD.

Who is BKF Capital?

BKF Capital, together with its principal shareholder Steven N. Bronson, is the owner of 2,297,119 shares or approximately 18.7% of Qualstar’s common stock. BKF Capital is a publicly traded company that intends to create an asset management platform with investment vehicles that focus on areas of portfolio management that typically receive less attention from investors but also present unique investment opportunities. BKF Capital is also seeking to arrange an acquisition with an operating business.

Why is BKF Capital seeking my vote?

In June 2012, BKF Capital conducted a contest to remove and replace the Qualstar board of directors because of the Company’s net losses, declining revenues and declining share price over the prior 9-10 years. BKF Capital also expressed concern over the manner in which the current chief executive officer, Mr. Lawrence Firestone, was at the time selected to his position. Shareholders owning a majority of shares cast in the special meeting last year voted in favor of BKF Capital’s slate and against the Qualstar board of directors, including Mr. Firestone, although this was less than the absolute majority which is required for removal of the incumbent directors under California corporate law.

The Board of Directors of Qualstar may have turned over since then, but nothing has changed. In the first nine months of fiscal 2013, revenues are down almost 24% year over year and the Company has recorded a net loss of $6.9 million. And Mr. Firestone continues to serve as CEO.

When is the Annual Meeting?

As strange as it sounds, we don’t know. Although it has filed preliminary proxy materials with the SEC, Qualstar has not yet announced the date of the 2013 Annual Meeting. Never before has Qualstar failed to hold its annual meeting later than March. However, this year the still unscheduled 2013 Annual Meeting will be held more than 15 months from the last Annual Meeting. We believe that the Company’s tactics regarding the scheduling of the 2013 Annual Meeting are a means of entrenchment.

What Should I Do Now?

Do not return any White Proxy Card you receive from Qualstar or any materials giving your broker, banker or trustee authority to execute any proxy in favor of the Qualstar nominees.

Wait until you receive BKF Capital’s proxy materials and GOLD proxy card before you cast your vote in connection with the 2013 Annual Meeting.

IMPORTANT

If your shares are held in Street Name only your bank or broker can vote your shares, and only upon receipt of your specific instructions. Please contact the person responsible for your account and instruct them NOT to vote at this time.

If you have any questions or need further assistance, please call Maria Fregosi at (561) 362-4199 Ext. 209 or our proxy solicitor: AST Phoenix Advisors, 6201 15th Avenue, 3rd Floor, Brooklyn, NY 11219, (877) 478-5038.

Thank you for your support.

Maria N. Fregosi

Chief Operating Officer

BKF Capital Group, Inc.

Participants in the Solicitation

The participants in the proxy solicitation by BKF Capital in connection with the 2013 annual meeting of Qualstar shareholders will include BKF Capital Group, Inc., a Delaware corporation, and, each of the individuals nominated by BKF Capital for election as directors at the 2013 annual meeting: Steven N. Bronson, Alan B. Howe, Sean M. Leder, Dale E. Wallis and David J. Wolenski.

BKF Capital is the record or beneficial owner of 2,239,419 shares of Qualstar common stock. Mr. Bronson is the beneficial owner of 57,700 shares, and may also be deemed to own beneficially the shares owned by BKF Capital. Except for BKF Capital and Mr. Bronson, none of the BKF participants owns any Qualstar securities.

Additional Information

BKF Capital intends to make a filing with the Securities and Exchange Commission of a definitive proxy statement and an accompanying proxy card to be used to solicit proxies in connection with the 2013 annual meeting of Qualstar shareholders. Shareholders are advised to read the definitive proxy statement and other documents related to the solicitation of shareholders for use at the 2013 annual meeting when they become available, because they will contain important information, including additional information relating to the participants in the proxy solicitation. When completed and available, BKF Capital’s definitive proxy statement and a form of proxy will be mailed to Qualstar shareholders. These materials and other materials filed by BKF Capital in connection with its proxy solicitation will be available at no charge on the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents filed by BKF Capital with the SEC will also be available, without charge, from BKF Capital’s proxy solicitor, AST Phoenix Advisors. Call the toll-free number (877) 478-5038.